CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-135014) of our audit report dated April 27, 2015, with respect to the consolidated financial statements of Probe Manufacturing, Inc. included in the Annual Report (Form 10-K) for the two years ended December 31, 2014.

Spokane, Washington
April 27, 2015

(Continued)